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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN A PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant  [x]

Filed by a Party other than the Registrant  [  ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                 [ ]  Confidential, for Use of the Commission
[ ]  Definitive Proxy Statement                       Only (as permitted by Rule 14a-6(e)(2))
[x]  Definitive Additional Materials
[ ]  Soliciting Materials Pursuant to Rule 14a-11(c) or Rule 14a-12

                          CAPTEC NET LEASE REALTY, INC.
                          -----------------------------
                (Name of Registrant as Specified in Its Charter)


            ---------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14(a)-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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     (3) Filing party:

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     (4) Date filed:

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                                                                   [CAPTEC LOGO]

NEWS RELEASE

For Immediate Release


                     CAPTEC MAILS DEFINITIVE PROXY MATERIALS

         SPECIAL MEETING OF STOCKHOLDERS SCHEDULED FOR NOVEMBER 19, 2001

ANN ARBOR, Mich., October 11, 2001 - Captec Net Lease Realty Inc. (NASD: CRRR) announced today that it is commencing the mailing of its definitive proxy materials to all Captec stockholders to approve its proposed merger with Commercial Net Lease Realty, Inc. (NYSE: NNN).

The proposed merger requires the approval of a majority of the outstanding shares of Captec common stock. Captec stockholders of record as of October 9, 2001 will be entitled to vote at a Special Meeting of Stockholders, which has been scheduled for 10:00 a.m. on November 19, 2001. The meeting will be held at the Ritz-Carlton Hotel in Dearborn, MI.

Captec also announced today that it has mailed the following letter, together with the definitive proxy materials, to all Captec stockholders:

        Dear Fellow Captec Stockholder:

        On July 2, 2001, the board of directors of Captec unanimously approved a definitive merger agreement with Commercial Net Lease Realty, Inc.
        (CNLR), a leading net lease REIT. Under the agreement, CNLR will acquire all of Captec's outstanding shares for a combination of cash and stock with an aggregate value of approximately $124 million, based on a value of $13.05 per share of Captec common stock, at the time the agreement was executed. The stock portion is expected to be tax-free to Captec stockholders and the transaction is expected to be completed during the fourth quarter of 2001.

        Our merger with CNLR will create one of the nation's largest owners of triple net leased, freestanding retail properties with total assets of approximately $1 billion. We are asking Captec stockholders to approve the merger at a special meeting to be held at 10:00 a.m., local time, on November 19, 2001 at the Ritz-Carlton Hotel, 300 Town Center Drive, Fairlane Plaza, Dearborn, MI 48126. To ensure that you receive the value this transaction offers, YOUR BOARD OF DIRECTORS RECOMMENDS THAT ALL CAPTEC STOCKHOLDERS SIGN, DATE AND RETURN THE ENCLOSED WHITE PROXY CARD TODAY TO VOTE FOR THE PROPOSED MERGER.

                                     -more-

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                                       -2-

   YOUR BOARD OF DIRECTORS UNANIMOUSLY BELIEVES THAT THE PROPOSED MERGER WITH
      CNLR IS IN THE BEST INTERESTS OF CAPTEC AND ALL OF ITS STOCKHOLDERS.

        We expect that the greater scale and financial resources of a combined CNLR-Captec will provide Captec stockholders with greater opportunities for growth and long-term value than Captec could achieve on its own. Captec stockholders will benefit from immediate cash consideration and the opportunity to participate in the upside potential of a continued investment in a combined CNLR-Captec.

        - ATTRACTIVE CONSIDERATION FOR YOUR CAPTEC SHARES - Under the terms of the merger agreement, Captec stockholders will receive in exchange for each share of Captec common stock a combination of $1.27 in cash, 0.4575 shares of CNLR common stock and 0.21034679 shares of a new class of CNLR preferred stock, 9.0% Series A Non-Voting Preferred Stock. Based upon the closing price of CNLR common stock on June 29, 2001, the last trading day prior to the merger announcement, and assuming the $25.00 liquidation preference as the value of the preferred stock, Captec stockholders would receive total consideration of approximately $13.05 per Captec share -- representing a premium of nearly 20% to Captec's closing stock price on September 27, 2000, one day prior to the announcement of the board's decision to pursue a sale of the company.

        - CNLR HAS AN 11-YEAR HISTORY OF PAYING INCREASING DIVIDENDS - For each of the past 11 years, CNLR has paid increasing dividends to its stockholders. CNLR's common stock dividend, which is currently $1.26 per share, is significantly more secure than Captec's dividend. Captec, which has a dividend payout ratio of 97.8%, would likely have to reduce its dividend in the future were it to continue as an independent company.

        - CNLR WILL BECOME A LARGER, MORE DIVERSIFIED REIT - As a result of this merger, CNLR will become one of the largest public REITs in the net lease sector with an enhanced portfolio of more than 377 properties in 40 states. After the merger, CNLR will have total gross leaseable area of approximately seven million square feet - approximately seven times Captec's current total gross leaseable area. CNLR's diversified tenant base will become even more diverse with 96 tenants in 27 different retail lines of trade.

        - CNLR IS AN ECONOMICALLY ROBUST, INVESTMENT GRADE COMPANY - The combined CNLR-Captec, in comparison to Captec as an independent company, will have a larger market capitalization and is expected to have higher average trading volumes, increased liquidity and a lower cost of capital. Furthermore, the transaction is expected to be immediately accretive to CNLR's funds from operation (FFO) by adding between $0.05 and $0.07 per share. In addition, the nation's leading credit rating agencies, Standard & Poor's, Moody's and Fitch, have already affirmed that CNLR's debt will continue to be rated investment grade. We are confident that these factors greatly improve the growth prospects to Captec's stockholders.

                                     -more-

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                                       -3-

   THE CNLR MERGER AGREEMENT RESULTS FROM A SALE PROCESS THAT WAS DESIGNED TO
                 MAXIMIZE THE VALUE OF YOUR INVESTMENT IN CAPTEC

     A SPECIAL COMMITTEE OF YOUR BOARD OF DIRECTORS CONDUCTED A THOROUGH AND COMPLETE SALE PROCESS TO SEEK THE HIGHEST VALUE FOR YOUR CAPTEC SHARES

        - A special committee of independent directors, together with its outside financial advisor, UBS Warburg LLC, undertook a thorough sale process in which more than 50 companies were invited to participate.

        - UBS Warburg provided the special committee with an opinion that, as of the date of the opinion, the merger consideration to be received by Captec's stockholders in the CNLR merger is fair, from a financial point of view.

        - The special committee and the board of directors, considering, among other things, the opinion from UBS Warburg, unanimously determined that the CNLR merger proposal is in the best interests of Captec and all of its stockholders.

        As further discussed in our proxy materials, CNLR conditioned its merger proposal on the sale of certain of Captec's non-real estate assets. Patrick Beach, Captec's chairman, president and chief executive officer, agreed to acquire these assets for $7.5 million, plus the assumption of related liabilities. In recommending to the board of directors that it approve the asset sale agreement with Mr. Beach, the special committee considered the following:

        - Other participants in the sale process indicated either that they were not interested in acquiring these non-real estate assets or would offer only nominal value for them.

        - Captec's stockholders would receive immediate and certain cash consideration of $0.79 per share for the non-real estate assets as a result of the asset sale.

        The special committee determined, after a comprehensive sale process and consideration of all viable alternatives, that the asset sale agreement was the best option available for those assets, and that the merger with CNLR, together with the asset purchase agreement, were in the best interests of Captec and all of its stockholders.

        CAPTEC'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE PROPOSED MERGER WITH CNLR. TO VOTE YOUR SHARES, PLEASE SIGN, DATE AND RETURN THE ENCLOSED WHITE PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED, SELF-ADDRESSED, STAMPED ENVELOPE. YOUR VOTE IS EXTREMELY IMPORTANT. FAILURE TO VOTE YOUR SHARES HAS THE SAME EFFECT AS VOTING AGAINST THE MERGER. If you have any questions or require any assistance in executing or delivering your proxy or voting instructions, please call our proxy solicitor, Georgeson Shareholder Communications at 800-223-2064 (toll-free).

                                     -more-

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                                       -4-

        On behalf of Captec's Board of Directors,

        /s/ Edward G. Ptsazek

        Edward G. Ptsazek
        Secretary
        Captec Net Lease Realty, Inc.


ABOUT CAPTEC

Captec Net Lease Realty, Inc. is a real estate investment trust (REIT) that invests in long-term net leased restaurant and retail properties. At June 30, 2001, Captec owned and/or managed a diversified portfolio of 229 freestanding restaurant, retail and entertainment properties throughout the United States.

For more information about Captec toll-free via fax, dial 1-800-PRO-INFO or 1-800-776-4636, follow the voice menu prompts and enter the company code "CRRR" or 2777 on any touch tone phone or visit the Captec web site at www.captec.com.

FORWARD-LOOKING STATEMENT

This communication contains certain "forward-looking statements" which represent Captec's expectations or beliefs, including, but not limited to, statements concerning industry performance and Captec's operations, performance, financial condition, plans, growth and strategies. Any statements contained in this communication that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as "may," "will," "expect," "anticipate," "intend," "could," "estimate" or "continue" or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. These statements by their nature involve substantial risks and uncertainties, certain of which are beyond Captec's control, and actual results may differ materially depending on a variety of important factors, many of which are beyond the control of Captec.

                                      # # #

INVESTORS / MEDIA CONTACT:

        Matt Sherman
        Joele Frank, Wilkinson Brimmer Katcher
        (212) 355-4449